Exhibit 23

[LETTERHEAD OF PRICEWATERHOUSE COOPERS LLP]

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Current Report on Form 8-K/A of Allied Nevada Gold Corp. (the “Company”), to be filed on July 24, 2007 with the Securities and Exchange Commission, of our auditors’ report dated March 16, 2007, on the balance sheets of the Nevada-based business of Vista Gold Corp. as of December 31, 2006, 2005 and 2004 and the related statements of loss and cash flows for each of the three years ended December 31, 2006, 2005 and 2004, which are included in the Company’s foregoing Current Report on Form 8-K/A.

“PricewaterhouseCoopers LLP”

Chartered Accountants

Vancouver, BC, Canada

July 24, 2007